UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2017

G-III APPAREL GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18183 (Commission File Number)	41-1590959 (IRS Employer Identification No.)

512 Seventh Avenue New York, New York (Address of principal executive offices)	10018 (Zip Code)

Registrant’s telephone number, including area code: (212) 403-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2017, the Compensation Committee of our Board of Directors made a special one-time award to certain key executives in connection with the acquisition of Donna Karan International Inc. One-half of the amount of each award will be paid in cash and the other half will be made in the form of performance-based Restricted Stock Units (“RSUs”). The Compensation Committee believes that the acquisition was a transformative event for G-III and that it was appropriate to recognize the roles played by the Company’s key executives in consummating this acquisition.

The total value of the special award made to each key executive officer (one-half as cash and one-half as RSUs) is as follows: Morris Goldfarb, Chairman and Chief Executive Officer-$4,000,000; Sammy Aaron, Vice Chairman and President-$2,500,000; Wayne S. Miller, Chief Operating Officer-$550,000; Neal S. Nackman, Chief Financial Officer-$200,000; and Jeffrey Goldfarb, Executive Vice President-$350,000.

The RSUs will be issued pursuant to our 2015 Long-Term Incentive Plan, as amended (the “2015 Plan”). The number of shares covered by each RSU will be determined by dividing the dollar amount of the RSU award (one-half of each special award) by the closing price of our common stock on the second trading day after release of our earnings for the fiscal year ended January 31, 2017.

Each RSU award will be subject to performance-based and time-based vesting conditions. The performance-based vesting condition will be satisfied if (and only if) either the performance goal in clause (a) or (b) (each, a “Performance Condition”) is attained:

(a) the amount of the consolidated earnings before interest and financing charges, net, depreciation, amortization and income tax expense of the Donna Karan business is at least $25,000,000 in either the fiscal year ending January 31, 2018, January 31, 2019 or January 31, 2020; or

(b) the average closing price per share of our common stock on the Nasdaq Global Select Market over a twenty consecutive trading day period (i) during the period beginning on the date of grant and ending on or prior to March 28, 2019 is at least $30.00 (which is approximately 23% above the closing price on the trading date prior to the date of the Compensation Committee meeting at which the special awards were made) or (ii) if the stock price performance condition in clause (b) is not satisfied, during the period beginning subsequent to March 28, 2019 and ending on or prior to March 28, 2020 is at least $31.50 (which is approximately 29% above the closing price on the trading date prior to the Compensation Committee meeting at which the special awards were made).

If either of the Performance Conditions is met, then, the RSUs will become vested as to one-third of the shares on each of March 28, 2018, March 28, 2019 and March 28, 2020 (the “Time-Based Vesting Condition”), subject to each executive’s continuous employment or service with us through the applicable Time-Based Vesting Condition date.

If neither of the Performance Conditions is satisfied, we will not issue any shares of common stock pursuant to the RSU awards. If one of the Performance Conditions is satisfied after the first Time-Based Vesting Condition date (March 28, 2018), then, at the time the Performance Condition is met, we will issue the shares of common stock that would have been issued on any prior Time-Based Vesting Condition date as if the Performance Condition had been met on or prior to that date.

The number of shares of common stock to which any unvested RSUs relate will be subject to appropriate adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

A copy of the form of Restricted Stock Unit Agreement for these grants under the 2015 Plan is filed herewith as Exhibit 10.1.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) See “Item 1.01 Entry into a Material Definitive Agreement” above with respect to restricted stock unit grants to Morris Goldfarb, Sammy Aaron, Wayne S. Miller, Neal S. Nackman and Jeffrey Goldfarb.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Restricted Stock Unit Agreement for March 2017 restricted stock unit grants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2017	G-III APPAREL GROUP, LTD.

	By:	/s/ Neal S. Nackman
	Name:	Neal S. Nackman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Restricted Stock Unit Agreement for March 2017 restricted stock unit grants.